EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements on Form S-1 (No. 333-194933), Form S-4 (No. 333-75231) and Form S-8 (Nos. 033-59319, 333-75231, 333-81685, 333-101532, 333-128210 and 333-220432) of our report dated May 4, 2018, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries (Trans World Entertainment Corporation) as of February 3, 2018 and January 28, 2017, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 3, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the February 3, 2018 annual report on Form 10-K of Trans World Entertainment Corporation.

/s/ KPMG LLP

Albany, New York

May 4, 2018